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                                                                   Exhibit 10(w)





                                August 10, 1995



Mr. Hobby A. Abshier
4901 Spicewood Springs
Suite 200
Austin, Texas 78759


                         RE:      Consulting Agreement


Dear Hobby:

         This letter confirms the agreement between you and Rio Grande, Inc. (the "Company") reached in September 1994 relating to your engagement as a financial advisor to the Company. At that time you and I agreed that you would act as a financial advisor in consulting with the Company, its management and board of directors with regard to financial matters, including advising the Company with regard to advantageous financial transactions involving joint venture partners, investors and other sources of financing, either in the form of debt or equity. You have also consulted with us and will continue to do so with regard to the development and ongoing revision of a formal business plan and at our request, in discussions with potential partners and/or acquisition candidates.

         It is our desire that you be compensated in accordance with our agreement for the services you have rendered to date and for the services we anticipate you will continue to render in the future. In that regard, the proposed total compensation will be $50,000, with $15,000 due and payable upon your execution of this Agreement, $10,000 due and payable in October 1995 and $5,000 per month payable from November 1995 thru March 1996. We acknowledge that you




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Mr. Hobby A. Abshier                                                  Page 2



are engaged in activities other than activities of the Company and that you will not be expected or required to devote your full time to the affairs of the Company. As we discussed, you will provide these services as an independent contractor and not as an employee of the Company.

         Thank you for your continuing assistance.

                                                   Very truly yours,



                                                   Guy Bob Buschman
                                                   President





AGREED TO:



BY:    __________________________________________
       Hobby A. Abshier


Dated: ______________________________




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